COLONIAL NEWPORT TIGER CUB FUND
                          FUND YIELD CALCULATION
                      (CALENDAR MONTH-END METHOD)
                      30-DAY BASE PERIOD ENDED 8/31/96


                                              6
                     FUND YIELD = 2 ----- +1  -1
                                         c-d

                                                                     ADJUSTED
                                                       YIELD          YIELD*
 a = dividends and interest earned during          --------------  -------------
     the month ...............................       $19,528         $19,528

 b = expenses (exclusive of distribution fee)
     accrued during the month.................        14,988          19,908

 c = average dividend shares outstanding
     during the month ........................       793,070         793,070

 d = class A maximum offering price per share
     on the last day of the month ............         $9.88           $9.88


     CLASS A YIELD .........................           0.70%          -0.06%
                                                       ======          ======

     CLASS B YIELD ..........................         -0.03%          -0.83%
                                                      ======          ======

     CLASS D YIELD ..........................         -0.03%          -0.83%
                                                      ======          ======

     CLASS Z YIELD ..........................          0.74%          -0.06%
                                                      ======          ======

             * Without voluntary expense limit.

   10/30/96